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Exhibit 23(b)

            BY-LAWS OF OLD DOMINION INVESTORS' TRUST, INCORPORATED
                              OF SUFFOLK, VIRGINIA

                               ARTICLE I - STOCK
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     1.  Certificates of stock shall be issued in numerical order from the stock certificate book, and they shall be signed by the president and by the treasurer, and the corporation's seal shall be affixed thereto and attested by the secretary. A record of each certificate shall be kept on the stub thereof.

     2. Transfers of stock shall be made only upon the books of the corporation and a charge of twenty-five cents (.25) per share will be made by the corporation for each transfer; and, before a new certificate is issued the old certificate must be surrendered for cancellation recorded by the secretary. The stock books of the corporation shall be closed for thirty (30) days before the general election and fifteen (15) days before dividend days.

                           ARTICLE II - STOCKHOLDERS
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     1.  The annual meeting of the stockholders of this corporation shall be held in the principal office of the corporation in Suffolk, Virginia at 8 o'clock, on the second Monday of November of each year, if not a legal holiday, but if a legal holiday then on the day following.

                            ARTICLE III - DIRECTORS
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     1.  There shall be a board of directors of not less than five (5) nor more than nine (9), who shall be stockholders, or duly authorized agents of stockholders, of the corporation and shall be elected annually by ballot by the stockholders for the term of one year and shall serve until the election and acceptance of their duly qualified successors.

     2. The regular meeting of the board of directors shall be held at the principal office of the corporation in Suffolk, Virginia, at 8 o'clock on the third (3/rd/) Tuesday of each month, if not a legal holiday, but if a legal holiday, then on the day following.

     3. Special meetings of the board of directors to be held in the principal office of the corporation in Suffolk, Virginia, may be called at any time by the president.

     4. Notices of regular meetings shall be mailed by the secretary to each member of the board not less than five (5) days before any such meeting and notice of a special meeting may be given in any manner deemed best by the officers of the corporation, but all directors must be notified.

     5. A quorum at any meeting shall consist of a majority of the entire membership of the board. A majority of such quorum shall decide any question that may come before the meeting.

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     6.  Officers of the corporation, who shall be directors, shall be elected by ballot by the board of directors at their first meeting after the election of directors each year. If any office becomes vacant during the year, otherwise than by removal, the board of directors shall fill the same for the unexpired term. The board of directors shall fix the compensation of the officers and agents of the corporation.

     7. The order of business at any regular or special meeting of the board of directors shall be:

     1.  Reading and disposal of any unapproved minutes
     2.  Reports of officers and committees
     3.  Unfinished business
     4.  New business
     5.  Adjournment

                             ARTICLES IV - OFFICERS
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     1.  The officers of the corporation shall be a president, one or more vice presidents, a secretary and a treasurer, who shall be elected for one year and shall hold office until their successors are elected and qualify. The positions of secretary and treasurer may be united in one person.

     2. The president shall preside at all meetings, shall have general supervision of the affairs of the corporation, shall sign all certificates of stock and sign or countersign all contracts and other instruments of the corporation; shall make reports to the directors and stockholders, and perform all such other duties as are incident to his office or are properly required of him by the board of directors. In the absence or disability of the president, the vice president shall exercise all his functions.

     3. The secretary shall issue notices for all meetings, shall keep their minutes, shall have charge of the seal and the corporate books, shall sign with the president such instruments as require such signatures, and shall make such reports and perform such other duties as are incident to his office, or are properly required of him by the board of directors.

     4. The treasurer shall have the custody of all the funds and securities of the company, and deposit the same in the name of the corporation in such bank or banks as the directors may elect; he shall sign all checks, drafts, notes, and orders for the payment of money; and he shall pay out and dispose of the same under the direction of president. He shall at all reasonable times exhibit his books and accounts to any director or stockholder of the corporation upon application at the office of the corporation during business hours. He shall sign all certificates of stock signed by the president.

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                             ARTICLE V - DIVIDENDS
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     1.  Dividends shall be declared from the net profits as provided by the charter and no dividends shall be declared out of or that will diminish the capital of the Corporation, except capital gains received from the sale of securities.

                               ARTICLE VI - SEAL
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     1.  The corporate seal of the corporation shall consist of two concentric circles, between which is the name of the corporation, and in the center shall be inscribed the words "Corporate Seal".

                            ARTICLE VII - AMENDMENTS
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     1.  These by-laws may be amended, repealed or altered, in whole or in part, by a majority vote of the entire outstanding stock of the corporation, at any regular meeting of the stockholders, or at any special meeting where such action has been announced in the call and notice of such meeting.

     2. Special meetings of the stockholders may be held at the principal office of the corporation at any time, upon a call of the board of directors, or of stockholders holding together at least one-tenth (1/10) of the capital stock.

     3. Notice of meeting, written, written or printed, for every regular or special meeting shall be prepared and mailed to the last known post office address of each stockholder not less than ten (10) days before any such meeting and if for a special meeting, such notice shall state the object or objects thereof, which said notice may be waived in writing.

     4. A quorum at any meeting of the stockholders shall consist of a majority of the voting stock of the corporation represented in person or proxy. A majority of such quorum shall decide any question that may come before the meeting.

     5. The order of business at the annual meeting and as far as possible at all other meetings of the stockholders shall be:

         1.  Call of roll
         2.  Proof of due notice of meeting
         3.  Reading and disposal of any unapproved minutes
         4.  Annual reports of officers and committees
         5.  Election of directors
         6.  Unfinished business
         7.  New business
         8.  Adjournment

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